                                                                    EXHIBIT 99.1

                           IBP, inc. and SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                 PAGE
                                                                 ----

IBP, Inc. and Subsidiaries:

Independent Auditors' Reports and Managements'
  Report on Financial Statement Integrity                        F-2 to F-3

Consolidated Balance Sheets as of December 30, 2000
  and December 25, 1999                                          F-4

Consolidated Statement of Earnings for the Years
  ended 2000, 1999, and 1998                                     F-5 to F-6

Consolidated Statements Of Changes In Stockholders'
  Equity And Comprehensive Income for the Years
  ended 2000, 1999, and 1998                                     F-7 to F-8

Consolidated Statements of Cash Flows for the Years
  ended 2000, 1999, and 1998                                     F-9

Notes to Consolidated Financial Statements                       F-10 to F-44

                        REPORT OF INDEPENDENT ACCOUNTANTS
                        ---------------------------------

To the Board of Directors and Stockholders of IBP, inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, changes in stockholders' equity and comprehensive income, and of cash flows present fairly, in all material respects, the financial position of IBP, inc. and its subsidiaries at December 30, 2000 and December 25, 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 30, 2000, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. The consolidated financial statements give retroactive effect to the merger of Corporate Brand Foods America, Inc. ("CBFA") on February 7, 2000 in a transaction accounted for as a pooling of interests, as described in Note L to the consolidated financial statements. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As indicated in Note R, the Company has restated its 1999 and 1998 financial statements with respect to certain matters involving its subsidiary, DFG, to apply variable plan accounting to certain stock options and to provide expanded segment disclosures.

     As discussed in Note S to the consolidated financial statements, the Company changed its method of revenue recognition in fiscal 2000.

PricewaterhouseCoopers LLP
Omaha, Nebraska
March 19, 2001, except as to
Note U, for which the date
is March 29, 2001

              REPORT ON FINANCIAL STATEMENT INTEGRITY BY MANAGEMENT
              -----------------------------------------------------

To our Stockholders:

     IBP's consolidated financial statements have been prepared by management and we are responsible for their integrity and objectivity. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. We believe these statements present fairly the company's financial position and results of operations.

     Our independent auditors, PricewaterhouseCoopers LLP, have audited these consolidated financial statements. Their audit was conducted using auditing standards generally accepted in the United States, which included consideration of our internal controls in order to form an independent opinion on the financial statements. We have made available to PricewaterhouseCoopers LLP, all the company's financial records, as well as the minutes of all meetings of stockholders, directors and committees of directors.

     IBP relies on a system of internal accounting controls to provide assurance that assets are safeguarded and transactions are properly authorized and recorded. We continually monitor these controls, modifying and improving them as business operations change. IBP maintains a strong internal auditing department that independently reviews and evaluates these controls as well.

     The Audit Committee of the Board of Directors provides oversight to ensure the integrity and objectivity of the company's financial reporting process and the independence of our internal and external auditors. Both internal audit and PricewaterhouseCoopers LLP, have complete access to the Board's Audit Committee with or without the presence of management personnel.

     Our management team is responsible for proactively fostering a strong climate of ethical conduct so that the company's affairs are carried out according to the highest standards of personal and corporate behavior. This responsibility is specifically demonstrated in IBP's conflict of interest policy which requires annual written acknowledgment by each and every officer and those management personnel so designated.

     We are pleased to present this annual report and the accompanying consolidated financial statements for your review and consideration.

Most sincerely,

/s/ Robert L. Peterson                     /s/ Larry Shipley
------------------------------------       -------------------------------
Robert L. Peterson                         Larry Shipley
Chairman and Chief Executive Officer       Chief Financial Officer
IBP, inc.                                  IBP, inc.

                           IBP, inc. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                 (In thousands, except share and per share data)

                                                                   Restated
                                                   December 30,   December 25,
                                                       2000          1999
                                                   -----------    -----------

ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                        $    29,970    $    32,865
  Accounts receivable, less allowance for
    doubtful accounts of $19,898 and $21,352           673,485        849,679
  Inventories (Note B)                                 873,544        615,192
  Deferred income tax benefits (Note E)                 67,343         63,426
  Prepaid expenses                                      21,252         19,566
                                                   -----------    -----------
    TOTAL CURRENT ASSETS                             1,665,594      1,580,728
                                                   -----------    -----------
PROPERTY, PLANT AND EQUIPMENT, at cost:
  Land and land improvements                           127,884        124,053
  Buildings and stockyards                             760,211        694,212
  Equipment                                          1,538,120      1,373,054
                                                   -----------    -----------
                                                     2,426,215      2,191,319
  Accumulated depreciation and amortization         (1,089,775)      (960,391)
                                                   -----------    -----------
                                                     1,336,440      1,230,928
  Construction in progress                             294,334        131,837
                                                   -----------    -----------
                                                     1,630,774      1,362,765
                                                   -----------    -----------
OTHER ASSETS:
  Goodwill, net of accumulated amortization
    of $221,160 and $189,395 (Note T)                  961,340      1,054,839
  Other                                                168,548        145,225
                                                   -----------    -----------
                                                     1,129,888      1,200,064
                                                   -----------    -----------
                                                   $ 4,426,256    $ 4,143,557
                                                   ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses (Note D)   $   807,177    $   736,242
  Notes payable to banks (Note C)                      775,000        542,060
  Federal and state income taxes                        78,016        135,620
  Deferred income taxes (Note E)                         1,216          3,361
  Other                                                 57,991         15,434
                                                   -----------    -----------
    TOTAL CURRENT LIABILITIES                        1,719,400      1,432,717
LONG-TERM OBLIGATIONS (Notes C and F)                  658,719        789,861
DEFERRED CREDITS AND OTHER LIABILITIES:
  Deferred income taxes (Note E)                         7,491          8,366
  Other                                                191,135        167,566
                                                   -----------    -----------
                                                       198,626        175,932
                                                   -----------    -----------

REDEEMABLE STOCK (Note Q):                                  --         44,564
                                                   -----------    -----------

STOCKHOLDERS' EQUITY (Note Q):
  Common stock                                           5,450          4,964
  Additional paid-in capital                           443,388        404,463
  Retained earnings                                  1,481,004      1,358,971
  Accumulated other comprehensive income               (11,261)        (8,600)
  Treasury stock, at cost                              (69,070)       (59,315)
                                                   -----------    -----------
    TOTAL STOCKHOLDERS' EQUITY                       1,849,511      1,700,483
                                                   -----------    -----------
                                                   $ 4,426,256    $ 4,143,557
                                                   ===========    ===========

See notes to consolidated financial statements.

                           IBP, inc. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                      (In thousands, except per share data)

                                                                             52 Weeks Ended
                                                                   ---------------------------------
                                               53 Weeks Ended         Restated           Restated
                                                 December 30,       December 25,       December 26,
                                                     2000               1999               1998
                                               --------------      --------------     --------------
Net sales (Notes A and S)                      $16,949,608         $15,121,689        $13,734,773
Cost of products sold                           15,913,264          14,126,619         12,997,239
                                               -----------         -----------        -----------
Gross profit                                     1,036,344             995,070            737,534

Selling, general and
  administrative expenses                          658,163             440,474            355,564
Non-recurring merger-related
  expense                                           31,299                   -                  -
                                               -----------         -----------        -----------

Earnings from operations                           346,882             554,596            381,970

Interest:
  Incurred                                        (104,204)            (81,989)           (70,011)
  Capitalized                                        9,851               8,589              7,976
  Income                                             6,095               5,584              4,464
                                               -----------         -----------        -----------
                                                   (88,258)            (67,816)           (57,571)
                                               -----------         -----------        -----------
Earnings before income taxes,
  accounting change
  and extraordinary item                           258,624             486,780            324,399

Income taxes (Note E)                              105,971             168,913            126,432
                                               -----------         -----------        -----------
Earnings before accounting change
  and extraordinary item                           152,653             317,867            197,967

Cumulative effect of change in
  accounting principle (Note R)                     (2,429)                  -                  -

Extraordinary loss on early
  extinguishment of debt,
  less applicable taxes
  (Note F)                                         (15,037)                  -            (14,815)
                                               -----------         -----------        -----------

Net earnings                                   $   135,187         $   317,867        $   183,152
                                               ===========         ===========        ===========

Earnings per share (Note K):
---------------------------
  Earnings before accounting
    change and extraordinary item              $      1.41         $      3.26        $      2.02
  Cumulative effect of change
    in accounting principle                           (.02)                  -                  -
  Extraordinary item                                  (.14)                  -               (.15)
                                               -----------         -----------        -----------
  Net earnings                                 $      1.25         $      3.26        $      1.87
                                               ===========         ===========        ===========

Earnings per share - assuming dilution:
--------------------------------------
  Earnings before accounting
    change and extraordinary item              $      1.40         $      2.96        $      1.86
  Cumulative effect of change
    in accounting principle                           (.02)                  -                  -
  Extraordinary item                                  (.14)                  -               (.14)
                                               -----------         -----------        -----------
  Net earnings                                 $      1.24         $      2.96        $      1.72
                                               ===========         ===========        ===========

See notes to consolidated financial statements.

                           IBP, inc. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                                   (continued)
                      (In thousands, except per share data)

                                                                          52 Weeks Ended
                                                               ------------------------------------
                                           53 Weeks Ended          Restated             Restated
                                             December 30,        December 25,         December 26,
                                                 2000                1999                 1998
                                          ----------------     ----------------      --------------
Pro forma amounts assuming the
 accounting change is applied
 retroactively:

Earnings before extraordinary item        $   152,653          $   317,122           $  199,432
Net earnings                                  137,616              317,122              184,617

Earnings per common share:
Earnings before extraordinary item        $      1.41          $      3.25           $     2.04
Net earnings                                     1.27                 3.25                 1.89
Earnings per common share-
 assuming dilution:
Earnings before extraordinary item        $      1.40          $      2.95           $     1.87
             Net earnings                        1.26                 2.95                 1.73

  See notes to consolidated financial statements.

                           IBP, inc. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CHANGES IN
                  STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                      (in thousands, except per share data)


                                                                                       Accumulated
                                      Common                Additional                    Other                            Total
                                      Shares      Common     Paid-in         Retained  Comprehensive     Treasury      Stockholders'
                                    Outstanding    Stock     Capital         Earnings      Income          Stock           Equity
                                 ---------------------------------------------------------------------------------------------------
Restated balances,
 December 27, 1997                       96,866  $ 4,964     $ 411,238  $     881,243  $     (6,114)   $  (55,483)    $   1,235,848
                                                                                                                          ---------
Comprehensive income:
 Net earnings - restated                                                      183,152                                       183,152
 Other comprehensive income:
  Foreign currency translation
   adjustments                                                                              (10,342)                        (10,342)
                                                                                                                           --------
Comprehensive income - restated                                                                                             172,810
                                                                                                                           --------
Dividends declared on common
 stock, $.10 per share                                                         (9,246)                                       (9,246)
Dividends on preferred stock                                                   (1,719)                                       (1,719)
Accretion of redeemable stock                                                    (322)                                         (322)
Treasury shares purchased                  (592)                                                          (12,370)          (12,370)
Treasury shares delivered under
 employee stock plans                       320                 (1,674)                                     7,470             5,796
Restated balances,
                                 ---------------------------------------------------------------------------------------------------
 December 26, 1998                       96,594  $ 4,964     $ 409,564  $   1,053,108  $    (16,456)   $  (60,383)    $   1,390,797
                                                                                                                          ---------

Comprehensive income:
 Net earnings - restated                                                      317,867                                       317,867
 Other comprehensive income:
  Foreign currency translation
    adjustments                                                                               7,856                           7,856
                                                                                                                          ---------
Comprehensive income - restated                                                                                             325,723
                                                                                                                          ---------
Dividends declared on common
 stock, $.10 per share                                                         (9,230)                                       (9,230)
Accretion of redeemable stock                                                    (356)                                         (356)
Dividends on preferred stock                                                   (2,418)                                       (2,418)
Treasury shares purchased                  (326)                                                           (6,170)           (6,170)
Treasury shares delivered under
 employee stock plans                       378                 (5,101)                                     7,238             2,137
Restated balances,
                                 ---------------------------------------------------------------------------------------------------
 December 25, 1999                       96,646  $ 4,964     $ 404,463  $   1,358,971  $     (8,600)   $  (59,315)    $   1,700,483

See notes to consolidated financial statements.

                           IBP, inc. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CHANGES IN
                  STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                                   (continued)
                      (in thousands, except per share data)

                                                                                             Accumulated
                                      Common                  Additional                      Other                        Total
                                      Shares      Common       Paid-in        Retained    Comprehensive     Treasury   Stockholders'
                                    Outstanding   Stock        Capital        Earnings        Income          Stock        Equity
                                  --------------------------------------------------------------------------------------------------
Restated balances,
 December 25, 1999                    96,646    $   4,964  $     404,463  $   1,358,971  $       (8,600)  $   (59,315) $ 1,700,483

Comprehensive income:
 Net earnings                                                                   135,187                                    135,187
 Other comprehensive income:
  Foreign currency
   translation adjustments                                                                       (2,661)                    (2,661)
                                                                                                                       -----------
Comprehensive income                                                                                                       132,526
                                                                                                                       -----------
Dividends declared on common
 stock, $.10 per share                                                          (10,588)                                   (10,588)
Accretion of redeemable stock                                                    (2,214)                                    (2,214)
Dividends on preferred stock                                                       (352)                                      (352)
Transfer of redeemable stock
 to additional paid in capital                                    25,822                                                    25,822
Common shares issued in
 exchange for redeemable
 stock                                 9,729          486         14,391                                                    14,877
Treasury shares purchased               (957)                                                                 (15,300)     (15,300)
Treasury shares delivered under
 employee stock plans                    250                      (1,288)                                       5,545        4,257
                                  --------------------------------------------------------------------------------------------------
Balances, December 30, 2000          105,668    $   5,450  $     443,388  $   1,481,004  $      (11,261)  $   (69,070) $ 1,849,511
                                  ==================================================================================================


See notes to consolidated financial statements.

                           IBP, inc. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                                       52 Weeks Ended
                                                                                          ----------------------------------------
                                                                       53 Weeks Ended          Restated               Restated
                                                                        December 30,         December 25,           December 26,
                                                                            2000                 1999                   1998
                                                                      ----------------    -----------------        ---------------
                                                                                          Inflows (outflows)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net earnings                                                            $ 135,187            $ 317,867              $ 183,152
                                                                         ---------            ---------              ---------
 Adjustments to reconcile net earnings
 to cash flows from operations:
  Depreciation and amortization                                            146,716              125,515                110,249
  Amortization of intangible assets                                         35,444               31,163                 28,924
  Non-cash restricted and variable stock compensation                       38,038               (9,675)                11,668
  Long-lived asset impairment write-downs                                   66,115               29,351                      -
  Deferred income tax (benefit) provision                                    7,199               (3,936)                (6,314)
  Change in customer advances                                                    -               12,000                (14,100)
  Extraordinary loss on extinguishment of debt                              15,037                    -                 14,815
  Provision for bad debts                                                   10,455               15,907                  2,161
  Net loss on disposal of fixed assets                                       1,112                1,710                 16,996
  Other operating cash inflows                                              14,332               15,072                 15,609
  Other operating cash outflows                                            (18,739)              (6,359)                (8,299)
  Working capital changes, net of
   effects of acquisitions:
   Accounts receivable                                                     164,834             (177,301)               (30,560)
   Inventories                                                            (260,294)            (107,050)               (22,967)
   Accounts payable and accrued liabilities                                 (8,825)              53,099                 70,099
   Change in checks in process of clearance                                 31,604               20,576                (29,464)
                                                                         ---------            ---------              ---------
                                                                           243,028                   72                158,817
                                                                         ---------            ---------              ---------
Net cash flows provided by
 operating activities                                                      378,215              317,939                341,969
                                                                         ---------            ---------              ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisitions, net of cash acquired                                        (11,790)            (504,420)              (186,639)
 Capital expenditures                                                     (428,217)            (208,781)              (183,040)
 Proceeds from disposals of marketable
  securities                                                                25,000               20,800                257,721
 Purchases of marketable securities                                        (25,000)             (19,400)              (250,954)
 Investment in life insurance contracts                                     (8,287)              (7,759)               (38,000)
 Proceeds from sale of fixed assets                                          4,082                4,523                  3,687
 Investments in equity ventures                                            (12,650)                   -                      -
 Insurance proceeds                                                              -                3,010                    190
 Investments in notes receivable                                                 -               (8,000)                     -
 Other investing cash inflows                                                  981                  319                      -
                                                                         ---------            ---------              ----------
 Net cash flows used in investing
  activities                                                              (455,881)            (719,708)              (397,035)
                                                                         ---------            ---------              ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Increase in short-term debt                                               232,940              317,964                121,210
 Purchase of treasury stock                                                (15,300)              (6,170)               (12,370)
 Dividends paid on common stock                                            (10,256)              (9,229)                (9,252)
 Exercise of stock options                                                   4,108                2,137                  3,238
 Principal payments on long-term obligations                              (391,632)             (10,977)              (118,360)
 Proceeds from issuance of long-term debt                                  297,664              100,800                 49,773
 Redemption of preferred stock                                             (28,512)                   -                      -
 Proceeds from sale of stock and warrants                                        -                9,582                  7,944
 Premiums paid on early retirement of debt                                  (7,629)                   -                (20,636)
 Payment of loan acquisition costs                                          (6,866)                   -                 (6,824)
 Other financing cash outflows                                                   -                    -                   (156)
                                                                         ---------            ---------              ---------
 Net cash flows provided by financing activities                            74,517              404,107                 14,567
                                                                         ---------            ---------              ---------
 Effect of exchange rate on cash and
  cash equivalents                                                             254                1,698                 (1,548)
                                                                         ---------            ---------              ---------
 Net change in cash and cash equivalents                                    (2,895)               4,036                (42,047)
Cash and cash equivalents at beginning of year                              32,865               28,829                 70,876
                                                                         ---------            ---------              ---------
 Cash and cash equivalents at end of year                                $  29,970            $  32,865              $  28,829
                                                                         =========            =========              =========

See notes to consolidated financial statements.

                           IBP, inc. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FISCAL YEARS ENDED DECEMBER 30, 2000, DECEMBER 25, 1999
                              AND DECEMBER 26, 1998
        Columnar amounts in thousands, except share and per share amounts

A.   GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
     ------------------------------------------------------

     RESTATEMENTS - The accompanying financial statements for 1999 and 1998 have
     ------------
been restated to reflect adjustments for irregularities and misstatements at one of the company's subsidiaries, the application of variable plan accounting for certain stock options, and expanded disclosures related to segment information, acquisitions, long-term debt and capital lease obligations, contingencies, redeemable stock and capital stock. See Notes M, P and R for more detail relating to the effects of these restatements.

     The statements of cash flows have also been restated to provide more detail of certain cash transactions that were previously reported on a combined basis and to reclassify the change in the company's checks in process of clearing to cash flows from operations as a change in accounts payable, consistent with the balance sheet classification. The change in this balance previously was included in financing activities.

     On February 7, 2000, the company acquired Corporate Brand Foods America, Inc. ("CBFA") through an exchange of shares. The business combination was accounted for as a pooling of interests. These historical financial statements of the company have been restated to give effect to the above acquisition as though the companies had operated together from the beginning of the earliest period presented.

     PRINCIPLES OF CONSOLIDATION - All subsidiaries are wholly owned and are
     ---------------------------
consolidated in the accompanying financial statements. All material intercompany balances, transactions and profits have been eliminated.

     MANAGEMENT'S USE OF ESTIMATES - The preparation of financial statements in
     -----------------------------
conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     FISCAL YEAR - IBP's fiscal year ends on the last Saturday of the calendar
     -----------
year. Fiscal 2000 was a 53-week year and fiscal years 1999 and 1998 each totaled 52 weeks.

     REVENUE RECOGNITION - Revenue from product sales are recognized upon
     -------------------
delivery to customers. See Note S for information regarding changes in accounting for revenue recognition in 2000.

     FREIGHT EXPENSE - Freight expense associated with products shipped to
     ---------------
customers is recognized in cost of products sold. Prior to the fourth quarter 2000, this freight expense had been classified as a reduction of net sales. All prior periods have been reclassified to conform to the current year presentation.

     EXPORT SALES - In 2000, 1999 and 1998, net export sales, principally to
     ------------
customers in Asia and also to destinations in the Americas and Europe, totaled $2.1 billion, $1.8 billion and $1.7 billion, respectively.

     STATEMENT OF CASH FLOWS - For purposes of the statement of cash flows,
     -----------------------
management considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents. Such investments are carried at cost, which approximates fair value.

     DERIVATIVE INSTRUMENTS - To manage interest rate and currency exposures,
     ----------------------
the company uses interest rate swaps and currency forward contracts. IBP specifically designates interest rate swaps as hedges of debt instruments and recognizes interest differentials as adjustments to interest expense in the period they occur. Gains and losses related to foreign currency hedges of firmly committed transactions are deferred and are recognized in income when the hedged transaction occurs.

     To manage its commodity exposures, the company uses commodity futures, options and forward contracts. These instruments are used primarily in forward purchases of livestock and, to a lesser extent, forward sales of products. The company accounts for these instruments as hedges of specific lots of livestock or sales and any gain or loss is not recognized until the hedged transaction occurs.

     Livestock hedging gains or losses are included in cost of products sold while forward sales hedging transactions are recorded in net sales. Cash flows related to derivative financial instruments are classified in the statement of cash flows in a manner consistent with those of transactions being hedged.

     MARKETABLE SECURITIES - Marketable securities are classified as available
     ---------------------
for sale, are highly liquid and are purchased and sold on a short-term basis as part of IBP's management of working capital. Such securities consist of auction market preferred stock, which management does not intend to hold more than one year, and tax-exempt securities and commercial paper with maturities of less than one year.

     INVENTORIES - Inventories are valued on the basis of the lower of first-in,
     -----------
first-out cost or market.

     PROPERTY, PLANT AND EQUIPMENT - Depreciation is provided for property,
     -----------------------------
plant and equipment on the straight-line method over the estimated useful lives of the respective classes of assets as follows:

                 Land improvements................8 to 20 years
                 Buildings and stockyards........10 to 40 years
                 Equipment........................3 to 12 years

     Leasehold improvements, included in the equipment class, are amortized over the life of the lease or the life of the asset, whichever is shorter.

     GOODWILL - Goodwill is amortized on a straight-line basis generally over 40
     --------
years.

     IMPAIRMENT OF LONG-LIVED ASSETS - The company reviews the carrying value of
     -------------------------------
its long-lived assets (including goodwill) for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Assessment of any impairment is based on estimated future undiscounted cash flows attributable to the assets. In the event such cash flows are not expected to be sufficient to recover the carrying value of the assets, the assets are written down to their estimated fair values. See Note T for asset impairments recorded in 2000 and 1999.

     FOREIGN CURRENCY TRANSLATION - The translation of foreign currency into
     ----------------------------
U.S. dollars is performed for balance sheet accounts using the current exchange rate in effect at the balance sheet date and for revenue and expense accounts using the average exchange rate during the period. The gains or losses resulting from translation are included in stockholders' equity. Exchange adjustments resulting from foreign currency transactions, which were not material in any of the years presented, are generally recognized in net earnings.

     ACCOUNTING CHANGES - Statement of Financial Accounting Standards No. 133,
     ------------------
Accounting for Derivative Instruments and Hedging Activities (FAS 133), is effective the first quarter of 2001, on December 31, 2000. FAS 133 requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, depending on the type of hedge transaction. For fair-value hedge transactions in which the company is hedging changes in an asset's, liability's, or firm commitment's fair value, changes in the fair value of the derivative instrument will generally be offset in the earnings statement by changes in the hedged item's fair value. For cash-flow hedge transactions in which the company is hedging the variability of cash flows related to a variable-rate asset, liability, or a forecasted transaction, changes in the fair value of the derivative instrument will be reported in other comprehensive income. The gains and losses on the derivative instrument that are reported in other comprehensive income will be reclassified as earnings in the periods in which earnings are impacted by the variability of the cash flows of the hedged item. The ineffective portion of all hedges will be recognized in current-period earnings.

     The company estimated that, on December 31, 2000, it will record a net-of-tax cumulative-effect-type adjustment of $13,106 gain in earnings to recognize at fair value all derivative instruments that will be designated as fair-value hedging instruments. The company expects to record an offsetting net-of-tax cumulative-effect-type adjustment of $13,143 loss in earnings to recognize the difference (attributable to the hedged risks) between the carrying values and fair values of related hedged assets, liabilities, and firm commitments. Additionally, the Company expects to record $78 net-of-tax loss in earnings to reflect the fair value of derivatives that will not qualify as hedges under FAS 133.

     COMPREHENSIVE INCOME - Comprehensive income consists of net earnings and
     --------------------
foreign currency translation adjustments. Management considers its foreign investments to be permanent in nature and does not provide for taxes on currency translation adjustments arising from converting the investment in a foreign currency to U.S. dollars. There were no reclassification adjustments to be reported in the periods presented.

     RECLASSIFICATIONS - Certain reclassifications have been made to prior
     -----------------
financial statements to conform to the current year presentation.

B.       INVENTORIES:
         -----------

         Inventories are comprised of the following:

                                                          Restated
                                 December 30,           December 25,
                                     2000                  1999
                                ----------------      ----------------

   Product inventories:
     Raw materials                 $   78,004            $   57,385
      Work in process                 101,973                84,505
     Finished goods                   412,211               238,710
                                   ----------            ----------
                                      592,188               380,600
   Livestock                          185,413               137,300
   Supplies                            95,943                97,292
                                   ----------            ----------
                                   $  873,544            $  615,192
                                   ==========            ==========

C.       CREDIT ARRANGEMENTS:
         -------------------

         At December 30, 2000, IBP had in place a $950 million nine-month revolving credit facility (the "Nine-Month Facility"). From time to time, IBP also used uncommitted lines of credit for some or all of its short-term borrowing needs.

         The Nine-Month Facility has a maturity date of September 20, 2001. Facility fees can vary from .150 to .200 of 1% on the total amount of the facility. The company incurred financing fees and costs associated with this credit facility of $7 million that will be amortized over the nine-month term.

         Borrowings outstanding under the revolving facility at December 30, 2000, totaled $775 million, all of which was classified as current liabilities. The interest rate at December 30, 2000 on this debt was 7.64%.

         During fiscal 2000, the maximum amount of borrowings under all of IBP's credit arrangements, including any amounts considered non-current, was $853 million. Average borrowings under IBP's credit arrangements and the weighted average interest rate during fiscal 2000 were $732 million and 6.7%. The comparable 1999 figures were average borrowings of $606 million and an average interest rate of 5.5%.

         IBP's Nine-Month Facility agreement contains certain restrictive covenants that, among other things, (1) require the maintenance of a minimum debt service coverage ratio; and (2) provide for a maximum funded debt ratio.

D.   ACCOUNTS PAYABLE AND ACCRUED EXPENSES:
     -------------------------------------

     Accounts payable and accrued expenses are comprised of the following:

                                                                                Restated
                                                     December 30,             December 25,
                                                         2000                     1999
                                                   -----------------       -----------------
Accounts payable, principally
  trade creditors                                     $361,839                 $302,101
                                                       -------                  -------
Checks in process of clearance                         154,191                  122,754
                                                       -------                  -------
Accrued expenses:
  Employee compensation                                 86,340                   98,999
  Employee benefits                                     48,297                   47,274
  Property and other taxes                              27,608                   25,587
  Marketing costs                                       26,728                   25,273
  Other                                                102,174                  114,254
                                                       -------                  -------
                                                       291,147                  311,387
                                                       -------                  -------
                                                      $807,177                 $736,242
                                                       =======                  =======

E.   INCOME TAXES:
     ------------

     Income tax expense consists of the following:

                                                                 Restated           Restated
                                           ----------------  ----------------   ----------------
                                               2000                1999              1998
                                           ----------------  ----------------   ----------------
Current:
  Federal                                  $ 75,852            $148,955           $119,831
  State                                      11,772              20,794             13,555
  Foreign                                    11,148               3,100               (640)
                                           --------            --------           --------
                                             98,772             172,849            132,746
                                           --------            --------           --------
Deferred:
  Federal                                     7,881              (6,148)            (6,695)
  State                                         511                (413)               531
  Foreign                                    (1,193)              2,625               (150)
                                           --------            --------           --------
                                              7,199              (3,936)            (6,314)
                                           --------            --------           --------
                                           $105,971            $168,913           $126,432
                                           ========            ========           ========


     Total income tax expense varies from the amount that would be provided by applying the U.S. federal income tax rate to earnings before income taxes. The major reasons for this difference (expressed as a percentage of pre-tax earnings) are as follows:

                                                        Restated    Restated
                                               2000       1999        1998
                                              ------------------------------
       Federal income tax rate                 35.0%      35.0%       35.0%
       State income taxes, net
         of federal benefit                     3.2        2.8         3.0
       Settlement of federal
         audit issues                             -       (2.8)          -
       Foreign tax items                       (5.1)      (1.6)       (1.3)
       Goodwill impairment
         and amortization                       4.7        1.4         1.9
       Variable stock options and
         restricted stock expense               3.6       (0.6)        0.8
       Fair value of asset
         contributions in excess
         of tax basis                          (1.0)         -           -
       Other, net                               0.6        0.5        (0.4)
                                               ----       ----        ----
                                               41.0%      34.7%       39.0%
                                               ====       ====        ====

     Management reached a settlement in 1999, with the U.S. Internal Revenue Service ("IRS") on audit issues related to fiscal years 1989, 1990 and 1991. As a result of that settlement, the company reduced income taxes payable and income tax expense by $14 million or $.15 per diluted share. The IRS is currently examining the years 1992 through 1996. In management's opinion, adequate provisions for income taxes have been made for all years.

     Deferred income tax liabilities and assets were comprised of the following:

                                                                                   Restated
                                                      December 30,               December 25,
                                                         2000                       1999
                                                 ---------------------     ---------------------
       Deferred tax assets:
         Nondeductible accrued liabilities             $  112,792                $  106,589
         State tax credit carryforwards                     7,757                     9,140
         Bad debt and claims reserves                       5,321                     7,259
         Federal and state operating
          loss carryforwards                               42,885                    31,969
         Other                                              5,989                     4,213
                                                       ----------                ----------
         Gross deferred tax assets                        174,744                   159,170
         Valuation allowance                               (7,757)                   (9,140)
                                                       ----------                ----------
         Net deferred tax assets                          166,987                   150,030
                                                       ----------                ----------

       Deferred tax liabilities:
         Fixed assets                                    (102,719)                  (76,280)
         Intangible assets                                 (3,929)                  (17,901)
         Other                                             (1,703)                   (4,150)
                                                       ----------                ----------
                                                         (108,351)                  (98,331)
                                                       ----------                ----------
                                                       $   58,636                $   51,699
                                                       ==========                ==========

     The net $1.4 million decrease in the valuation allowance for deferred tax assets was the result of net state tax credits utilized. No benefit has been recognized for these state tax credit carryforwards, most of which expire in the years 2004 through 2008.

     At December 30, 2000, after considering utilization restrictions, the company's acquired tax loss carryforwards approximated $102 million. The net operating loss carryforwards, which are subject to utilization limitations due to ownership changes, may be utilized to offset future taxable income as follows: $57.2 million in 2001, $11.7 million in 2002 and $4.6 million each in 2003 through 2009 and the remainder in 2010. Loss carryforwards not utilized in the first year that they are available may be carried over and utilized in subsequent years, subject to their expiration provisions. These carryforwards expire during the years 2004 through 2019.

     During the third quarter 2000, the company filed amended tax returns for the years 1992 through 1997, claiming additional deductions plus interest. The IRS has challenged and continues to challenge certain tax credits claimed by the company on tax returns filed for fiscal years 1992 to date, aggregating approximately $100 million. While the company believes it has a basis for claiming such credits, no benefit has been reflected for financial reporting purposes given the uncertainty of ultimate sustainability. The outcome of this matter remains uncertain.


F.   LONG-TERM OBLIGATIONS:
     ---------------------

     Long-term obligations are summarized as follows:


                                                                                 Restated
                                                      December 30,             December 25,
                                                          2000                     1999
                                                  ---------------------   ---------------------
7.95% Senior Notes due 2010                            $  300,000              $        -
Revolving credit facilities                                     -                 218,327
CBFA Term Loans                                                 -                 138,125
7.45% Senior Notes due 2007                               125,000                 125,000
6.125% Senior Notes due 2006                              100,000                 100,000
7.125% Senior Notes due 2026                              100,000                 100,000
6.0% Securities due 2001                                   50,000                  50,000
12.5% CBFA Subordinated Notes due 2007                          -                  33,464
Discount on subordinated notes                                  -                  (2,655)
Present value of capital
  lease obligations                                        24,101                  26,878
Other                                                      14,969                  13,847
                                                       ----------              ----------
                                                          714,070                 802,986
Less amounts due within one year                           55,351                  13,125
                                                       ----------              ----------
                                                       $  658,719              $  789,861
                                                       ==========              ==========

     CBFA had three term loans in original principal amounts of $65 million ("Term Loan A"), $70 million ("Term Loan B"), and $12 million ("Term Loan C"). Term Loans A and B were repayable in graduated quarterly installments through 2004 and 2006, respectively. Term Loan C was due in 2006. The Term Loans were at variable interest rates based upon two options. At year-end 1999, the weighted average interest rate on borrowings under Term Loans A, B and C was 9.6%. These Term Loans were paid off upon IBP's acquisition of CBFA on February 7, 2000, using available IBP debt facilities.

     CBFA had senior subordinated promissory notes (the "Subordinated Notes") with a financial institution, which was also a CBFA stockholder. The principal amount of the Subordinated Notes was due

June 30, 2007 and interest accrued at a blended rate of 12.2%. The Subordinated Notes contained detachable warrants to purchase a total of 2.2 million shares of Class B Common Stock. The allocation of fair values of these debt and equity instruments resulted in debt discounts, which were being amortized to interest expense over the term of the Subordinated Notes. These Subordinated Notes were paid off upon IBP's acquisition of CBFA on February 7, 2000, using available IBP debt facilities.

     On February 7, 2000, the company completed its merger with CBFA and, at the same time, refinanced all of CBFA's various existing debt obligations, using available IBP credit facilities that were at more favorable terms. Prepayment premiums, accelerated amortization of unamortized deferred financing costs, and transaction expenses totaled $22 million, before applicable income tax benefit of $7 million, and was accounted for as an extraordinary loss in the consolidated statement of earnings.

     On January 31, 2000, the company issued $300 million of 7.95% 10-year notes under its $550 million Debt Securities program originally registered with the Securities and Exchange Commission ("SEC") in 1996. This Debt Securities program was subsequently amended and filed with the SEC on January 27, 2000. The net proceeds, issued at a slight discount to par, were used to repay existing borrowings under revolving credit facilities. Interest is payable semiannually.

     During the first quarter 1998, the company completed its purchase of all of the $112 million outstanding 10.75% Senior Subordinated Notes of its wholly owned subsidiary, Foodbrands America, Inc. ("Foodbrands"). Net prepayment premiums, accelerated amortization of unamortized deferred financing costs, and transaction expenses totaled $24 million, before applicable income tax benefit of $9 million, and was accounted for as an extraordinary loss.

     The purchase of the Foodbrands obligations by IBP was funded with available credit facilities. The portion of borrowings under IBP's revolving credit facilities considered long-term was $218 million at December 25, 1999.

     Substantially all of the leased assets under capital leases can be purchased by IBP at the end of the respective lease terms. Leased assets at December 30, 2000 were comprised of $19.4 million in buildings and $12.1 million in equipment in the consolidated balance sheets, with accumulated amortization of approximately $12 million. Minimum lease payments under capital lease obligations for each of the five fiscal years subsequent to 2000 are (in millions); $5.4; $3.4; $2.2; $2.2; and $2.1. Amounts representing interest in the above payments total $4.9.

     Aggregate maturities of long-term obligations, excluding capital leases, for each of the five fiscal years subsequent to 2000 are (in millions): $51.0; $1.2; $1.2; $2.7 and $1.0.

G.   STOCK PLANS:
     -----------

     Officer Long-Term Stock Plans:
     -----------------------------
     IBP has officer long-term stock plans which provide for awards to key officers of IBP which, subject to certain restrictions, will vest generally after five years resulting in the delivery of shares of common stock over the one-year period following such vesting. At December 30,

2000, there were approximately 252,500 shares available for future awards under the plans. The company recognized compensation expense for these plans totaling $2.9 million, $3.1 million and $2.3 million, respectively, in 2000, 1999 and 1998.

         The status of shares under the officer long-term stock plans is summarized as follows:

                                       Number of          Weighted Average
                                         Shares           Price per Share
                                      --------------------------------------
Balance, December 27, 1997               602.6                $20.48
  Granted                                 48.8                 23.94
  Delivered                                  -                     -
  Forfeited                               (9.3)                21.48
                                      --------------------------------------
Balance, December 26, 1998               642.1                 20.54
  Granted                                 61.7                 22.49
  Delivered                              (86.9)                15.12
  Forfeited                               (6.9)                25.38
                                      --------------------------------------
Balance, December 25, 1999               610.0                 21.84
  Granted                                342.1                 17.03
  Delivered                             (192.6)                21.70
  Forfeited                              (12.0)                25.48
                                      --------------------------------------
Balance, December 30, 2000               747.5                $19.89
                                      --------------------------------------

         Stock Option Plans:
         ------------------
         IBP has stock option plans under which incentive and non qualified stock options may be granted to key employees and directors of IBP and its subsidiaries. As of December 30, 2000, the plans provided for the delivery of up to 6.9 million shares of common stock upon exercise of options granted at no less than the market value of the shares on the effective date of grant. An additional 0.4 million options granted in 1998 were non-qualified ("non-qualifying options") based upon differences in market price on the effective date and issuance date. The expense recorded for the non-qualifying options was less than $1 million in each of the years 2000, 1999 and 1998.

         The company's stock option plan grants officers additional bonus options if the original options are exercised. The original officer options are generally issued at market price at the date of the grant, vest over a five-year period and have a ten-year term. The bonus options are issued at market price at the date the bonus options are granted and are exercisable after two years, provided the shares acquired with the original options are still owned by the officer. As a result of the bonus options feature, variable plan accounting is appropriate for the options granted under these provisions. Compensation expense for the original options is recorded over the vesting period based on the difference between the market value and the exercise price at the end of each period. Compensation expense related to the bonus options is recorded based on the market value and the exercise prices over the vesting period from the date vesting becomes probable, to the date the bonus options are vested and exercisable. Compensation charges (credits) related to these options under variable plan accounting were $11,336, $(11,991) and $10,968 in 2000, 1999, and 1998 respectively.

         All options may be granted for terms up to but not exceeding ten years and are generally fully vested after five years from the date granted. At December 30, 2000 and December 25, 1999, there were 2.0 million and
2.7 million options, respectively, reserved for future grants.

     The company follows the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Accordingly, no compensation cost has been recognized for the stock option plans under that standard. Had compensation cost for IBP's stock option plans been determined based on the fair value at the grant date for awards in 2000, 1999 and 1998 consistent with the provisions of SFAS No. 123, IBP's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                            Restated             Restated
                                                         2000                 1999                 1998
                                                      ----------         -------------         -------------
Net earnings - as reported                             $135,187             $317,867             $183,152
Net earnings - pro forma                                142,582              303,725              190,056
Earnings per share - as reported                           1.25                 3.26                 1.87
Earnings per share - pro forma                             1.32                 3.12                 1.94
Earnings per diluted share - as reported                   1.24                 2.96                 1.72
Earnings per diluted share - pro forma                     1.31                 2.82                 1.78

     The weighted average fair values at date of grant for options granted at market value during 2000, 1999 and 1998 were $5.19, $7.53 and $7.29 per option respectively. The weighted-average fair value for the non-qualifying options granted in 1998 was $13.15 per option. The fair value of each option was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for options granted in 2000, 1999 and 1998:

                                                         2000                 1999                 1998
                                                      ----------         ------------          ------------
Expected option life                                    6 years             6 years              6 years
Expected annual volatility                                28%                  26%                  26%
Risk-free interest rate                                  5.9%                 5.8%                 4.7%
Dividend yield                                           0.4%                 0.4%                 0.4%

The status of stock options under the plans is summarized as follows:

                                             Number of         Weighted Average            Options
                                              Shares            Price Per Share          Exercisable
                                           ------------     ---------------------      ----------------
Balance at
 December 27, 1997                           4,125.2               $17.85                   1,846.3
  Granted at market value                      208.7                21.37
  Granted at a price below market value        434.2                16.56
  Exercised                                   (320.1)               11.44
  Canceled                                    (199.4)               21.64
-------------------------------------------------------------------------------------------------------------------

                                        Number of               Weighted Average                Options
                                         Shares                  Price Per Share              Exercisable
                                      -------------         ------------------------       --------------------
Balance at
 December 26, 1998                      4,248.6                   $18.20                        2,230.9
  Granted                                 651.0                    20.63
  Exercised                              (290.9)                   10.64
  Canceled                               (179.0)                   21.65
-------------------------------------------------------------------------------------------------------------------
Balance at
 December 25, 1999                      4,429.7                   $18.92                        2,543.7
  Granted                               1,028.9                    13.96
  Exercised                              (199.0)                   11.42
  Canceled                               (368.0)                   19.83
-------------------------------------------------------------------------------------------------------------------
Balance at
 December 30, 2000                      4,891.6                   $18.13                        2,687.2


     The following table summarizes information about stock options outstanding at December 30, 2000:

                                       Number                    Weighted Average
      Range of                      Outstanding                     Remaining                   Weighted Average
 Exercisable Prices                At 12/30/2000                Contractual Life                 Exercise Price
-------------------------      --------------------------   ------------------------------  ------------------------------
  $ 6.75 to 15.99                       1,649.2                      5.9 years                         $12.23
   16.00 to 25.99                       3,154.4                      6.3 years                          20.94
   26.00 to 33.00                          88.0                      6.2 years                          28.07
 -------------------------------------------------------------------------------------------------------------------------
  $ 6.75 to 33.00                       4,891.6                      6.3 years                         $18.13

                                           Number
      Range of                           Exercisable                   Weighted Average
 Exercisable Prices                     At 12/30/2000                   Exercise Price
---------------------------------  -------------------------------  -------------------------------
   $ 6.75 to 15.99                         808.1                           $11.07
    16.00 to 25.99                       1,819.4                            21.68
    26.00 to 33.00                          59.7                            28.16
---------------------------------------------------------------------------------------------------
   $ 6.75 to 33.00                       2,687.2                           $18.64

     Shares of common stock to be delivered for approximately 0.4 million options under the stock option plans must come from previously issued shares. All other shares of stock to be delivered pursuant to the stock option plans and the officer long-term stock plans may alternatively come from previously authorized but unissued common stock.

     The company, by virtue of its acquisition of CBFA, has a restricted stock plan. During the third quarter 2000, the participants of this plan voluntarily relinquished their rights to put the stock back to the company. Prior to the relinquishments, the plan was accounted for as a "variable plan" in accordance with APB Opinion #25 and classified as redeemable stock in the accompanying consolidated balance sheet. Following the relinquishments, the plan became a "fixed plan" and the redeemable stock was reclassified to equity and deferred compensation liability in the accompanying balance sheet. The company recorded compensation expense of $26.7 million, $2.3 million and $0.7 million related to these grants in fiscal 2000, 1999 and 1998, respectively. Approximately 1.2 million shares were granted in 1997 and 0.8 million shares were granted in fiscal 1999. Approximately 1.6 million shares outstanding under the restricted stock plan were vested during 2000 and delivered. At December 30, 2000, there were approximately 0.4 million shares unvested under the restricted stock plan. The remaining 0.4 million unvested shares will vest no later than 8 years following the grant date, based on a combination of performance-based and time-based criteria.

H.   SUPPLEMENTAL CASH FLOW INFORMATION:
     ----------------------------------

     Supplemental information on cash payments is presented as follows:

                                              2000           1999         1998
                                          -------------  -------------- --------
   Interest, net of amounts capitalized     $ 82,566       $ 65,137     $ 62,598
   Income taxes                              154,194        197,235       76,364

I.   FINANCIAL INSTRUMENTS:
     ---------------------

     The company monitors the risk of default by its financial instrument counterparties, all of which are major financial institutions, and does not anticipate nonperformance.

     Interest and Currency Rate Derivatives:
     --------------------------------------
     The company's policy is to manage interest cost using a mix of fixed and variable rate debt. To manage this mix in a cost-effective manner, the company may enter into interest rate swaps in which the company agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. These interest rate swaps effectively convert a portion of the company's fixed-rate debt to variable-rate debt, or vice versa.

     The notional amounts of these swap agreements were $350 million at year-end 2000 and $50 million at year-end 1999. The notional amounts of these and other derivative instruments do not represent assets or liabilities of the company but, rather, are the basis for the settlements under the contract terms. The swaps were completely liquidated in early January 2001 for cash proceeds of $31 million. Under FAS 133, the offsetting adjustment previously recorded to the hedged debt will be amortized as a credit to interest expense over the debt lives through 2010.

     The company's Canadian subsidiary enters into currency futures contracts to hedge its exposures on receivables, live cattle and purchase commitments in foreign currencies. At December 30, 2000, the company had outstanding contracts to buy Canadian dollars totaling CDN$136 million at various dates through 2001. Comparable outstanding contracts at year-end 1999 totaled CDN$96 million. The company also had outstanding contracts at year-ends 2000 and 1999 to sell $20 million U.S. dollars at various dates, to hedge its receivables denominated in U.S. dollars.

     Commodity Derivatives:
     ---------------------
     The company uses commodity futures contracts to hedge its forward livestock purchases, which, in 2000, accounted for approximately 8% of its livestock purchases. At December 30, 2000, the company had outstanding approximately 3,800 contracts to buy fed cattle and hogs and 8,200 contracts to sell fed cattle and hogs. Total commodity hedging gains/(losses) totaled $(19,544), $11,047 and $23,108 in 2000, 1999 and 1998, respectively. Hedging losses deferred on the balance sheet at December 30, 2000 totaled $(3,777).

     Fair Value of Financial Instruments:
     -----------------------------------
     The following methods and assumptions are used in estimating the fair value of each class of the company's financial instruments at December 30, 2000:

     For cash equivalents, accounts receivable, notes payable and accounts payable, the carrying amount is a reasonable estimate of fair value because of the short-term nature of these instruments.

     For securities included in other assets, fair value is based upon quoted market prices for these or similar securities. The carrying amount approximates fair value for these securities. Life insurance contracts are carried at fair value.

     For long-term debt, fair value was determined using valuation techniques that considered cash flows discounted at current market rates and management's best estimate for instruments without quoted market prices. At year-end 2000, the carrying value exceeded the fair value by $65 million. At year-end 1999, the fair value exceeded the carrying value by $14 million. The company's long-term debt is generally not callable until maturity, except for the 7.125% Senior Notes due 2026, subject to prepayment premiums.

     For derivatives, the fair value was estimated using termination cash values. The fair value of interest rate swap agreements at December 30, 2000, was $26 million and of currency rate derivatives was $2 million. For commodity derivatives, the fair value at year-end 2000 included positive values of $4 million and negative values of $10 million.

J.   PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS:
     ----------------------------------------------

     IBP's subsidiary, Foodbrands America, Inc. ("Foodbrands"), has defined benefit pension plans at three of its facilities. Foodbrands also provides life insurance and medical benefits for substantially all retired hourly and salaried employees of one of its subsidiaries under various defined benefit plans.

                                                             Pension Benefits                    Other Benefits
                                                    ----------------------------------  ---------------------------------
                                                         2000              1999              2000             1999
                                                    ----------------  ----------------  ---------------  ----------------
Change in benefit obligation:
Benefit obligation at beginning of year                $ 65,916          $ 70,921          $ 63,652         $ 68,851
Service cost                                                566               568               222              221
Interest cost                                             4,858             4,690             4,694            4,452
Actuarial (gain) loss                                       768            (3,979)            1,848           (4,634)
Benefits paid                                            (6,195)           (6,284)           (6,685)          (5,938)
                                                       --------          --------          --------         --------

Benefit obligation at end of year                        65,913            65,916            63,731           62,952
                                                       --------          --------          --------         --------

Change in plan assets:
Fair value of plan assets at beginning of year           70,019            66,737                22                5
Actual return on plan assets                             (1,065)            9,378                 1                1
Employer contribution                                       626               188             6,692            5,954
Benefits paid                                            (6,195)           (6,284)           (6,685)          (5,938)
                                                       --------          --------          --------         --------

Fair value of plan assets at end of year                 63,385            70,019                30               22
                                                       --------          --------          --------         --------

                                                  Pension Benefits          Other Benefits
                                                --------------------     ---------------------
                                                 2000         1999         2000         1999
                                               --------     --------     --------     --------
Funded status                                    (2,528)       4,103      (63,701)     (62,930)
Unrecognized net actuarial (gain)
 loss                                             3,569       (3,967)      (1,791)      (3,775)
Unrecognized prior service cost                      --           --          663          711
                                               --------     --------     --------     --------
Net amount recognized                          $  1,041     $    136     $(64,829)    $(65,994)
                                               ========     ========     ========     ========
Amounts recognized in the statement
 of financial position consist of:
Prepaid benefit cost                           $  1,434     $  1,040     $     --     $     --
Accrued benefit liability                          (393)        (904)     (64,829)     (65,994)
                                               --------     --------     --------     --------
Net amount recognized                          $  1,041     $    136     $(64,829)    $(65,994)
                                               ========     ========     ========     ========

Weighted-average assumptions as of year end:
Discount rate                                      7.50%        7.75%        7.50%        7.75%
Expected return on plan assets                     8.50%        8.50%         n/a          n/a

         For measurement purposes, an 8.0% annual rate of increase in the per capita claims cost of covered health care benefits and a 6.0% annual rate of increase in the per capita claims costs of covered dental benefits were assumed for 2000. Health care rates were assumed to decrease gradually to 5.5% by 2005 and dental rates were assumed to decrease gradually to 4.0% by 2002.

Components of net periodic benefit cost:

  Pension benefits

                                     2000       1999       1998
                                   -------    -------    -------
  Service cost                     $   566    $   568    $   473
  Interest cost                      4,858      4,690      4,787
  Expected return on plan assets    (5,704)    (5,578)    (5,501)
                                   -------    -------    -------

  Net periodic (benefit) cost      $  (280)   $  (320)   $  (241)
                                   =======    =======    =======


  Other benefits

                                    2000        1999       1998
                                   ------      ------     ------
  Service cost                     $  222      $  236     $  253
  Interest cost                     4,694       4,499      4,853
  Expected return on plan assets       --          --          7
                                   ------      ------     ------

  Net periodic cost                $4,916      $4,735     $5,113
                                   ======      ======     ======

         The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $59,697, $59,697 and $56,132, respectively, as of December 30, 2000 and $518, $518, and $489, respectively, as of December 25, 1999.

         Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                             1-percentage-       1-percentage-
                                            Point Increase      Point Decrease
                                          ------------------  ------------------

      Effect on total of service and
       interest cost components for 2000        $  87               $ (83)
      Effect on year-end postretirement
       benefit obligation                       $ 959               $(918)


K. EARNINGS PER SHARE:
   ------------------

                                                        Fiscal Year
                                           -----------------------------------
                                                         Restated     Restated
                                              2000         1999         1998
                                           ---------    ---------    ---------
Numerator:
 Earnings before accounting change
  and extraordinary item                   $ 152,653    $ 317,867    $ 197,967
 Preferred stock dividends and accretion      (2,566)      (2,774)      (2,041)
                                           ---------    ---------    ---------
 Earnings before accounting change and
  extraordinary item available for
  common shares                              150,087      315,093      195,926
 Accounting change                            (2,429)          --           --
 Extraordinary item                          (15,037)          --      (14,815)
                                           ---------    ---------    ---------
 Earnings available for common shares      $ 132,621    $ 315,093    $ 181,111
                                           =========    =========    =========

Denominator:
 Weighted average common shares
  outstanding                                105,806       96,586       96,774
 Dilutive effect of employee stock plans       1,270       10,015        8,518
                                           ---------    ---------    ---------
 Diluted average common shares               107,076      106,601      105,292
                                           =========    =========    =========

 Basic earnings before accounting change
  and extraordinary item per common
  share                                    $    1.41    $    3.26    $    2.02
                                           =========    =========    =========
 Diluted earnings before accounting
  change and extraordinary item per
  common share                             $    1.40    $    2.96    $    1.86
                                           =========    =========    =========

         The summary below lists stock options outstanding at the end of the fiscal years which were not included in the computations of diluted EPS because the options' exercise price was greater than the average market price of the common shares. These options had varying expiration dates.

                                                Restated  Restated
                                         2000     1999      1998
                                       -------- --------  --------
     Stock options excluded from
      Diluted EPS computation           1,391     1,552       120

     Average option price per share    $24.71    $24.72    $27.28

L.   ACQUISITIONS:
     -------------

         On May 8, 1998, the company acquired substantially all of the operating assets of Jac Pac Foods, Ltd ("Jac Pac"). Jac Pac, with facilities in New Hampshire and Nebraska, produces and sells high quality, value-added beef products to a broad base of food service companies, restaurants and supermarkets. The purchase price consisted of $58.6 million, including liabilities assumed of $23.8 million. The excess of the purchase price over the fair value of net assets acquired resulted in goodwill of $16.8 million.

         On July 17, 1998, the company acquired the stock of Jordan's Meats. Jordan's Meats manufactures and sells a complete line of processed meat products to leading retailers and food service distributors primarily in New England but also throughout the United States. The purchase price totaled $84.6 million, including $11.1 million of liabilities assumed. The excess of the purchase price over the fair value of net assets acquired resulted in goodwill of $63.7 million.

         The company, through a special acquisition subsidiary, purchased the assets of the appetizer division of Diversified Foods Group, L.L.C. ("DFG"), on October 18, 1998. The Chicago, Illinois-based division, which includes a production plant in Chicago and another in Newark, New Jersey, was acquired for a purchase price of $91.6 million, which included liabilities assumed of $15.2 million. Goodwill recorded for the excess of the purchase price over the value of net assets acquired totaled $65.5 million. Additional consideration of up to $40 million is provided under the amended DFG purchase agreement contingent on meeting specified earnings targets through 2001. The company made a $7.8 million contingent payment in the second quarter 2000 which was initially recorded as a purchase price adjustment based on incorrect 1999 fiscal earnings for DFG. See Note T for details regarding impairment charges related to DFG.

         The company acquired Zemco Industries, Inc., the owner of Russer Foods on April 8, 1999. Russer Foods, based in Buffalo, New York, produces and markets a variety of premium deli meats. The purchase price totaled $170.5 million, including assumed liabilities of $19.2 million. The allocation of the purchase price over the fair value of assets acquired resulted in goodwill of $110.3 million.

         On April 12, 1999, the company acquired the outstanding stock of H&M Food Systems Company, Inc. ("H&M"), a producer of custom-formulated pre-cooked meat products and prepared foods with two plants in Texas. The purchase price was $134.5 million, including assumed liabilities of $12.6 million. The excess of the purchase price over the fair value of the net assets acquired resulted in goodwill of $75.7 million.

         On June 28, 1999, the company purchased Wilton Foods, Inc. (Wilton) for $19.1 million, including assumed liabilities of $5.2 million. Wilton, a leading producer of hors d'oeuvres, appetizer, premium kosher meals and prepared foods, is operated under DFG. The excess of the aggregate purchase price over fair value of identifiable assets and liabilities acquired of approximately $13.1 million was recognized as goodwill. The DFG purchase agreement was amended upon the acquisition of Wilton to include Wilton's results in the contingent consideration calculation provided by the DFG purchase agreement, as described above.

         On August 23, 1999, IBP, through its IBP Foods, Inc. subsidiary, purchased substantially all of the operating assets of Thorn Apple Valley, Inc. ("TAVI"), a further processor of pork and poultry products, which had been involved in bankruptcy proceedings. The purchase price for the TAVI net assets totaled $109.9 million, which included liabilities assumed of $2.3 million. There were no intangible assets or goodwill recorded in connection with this acquisition.

         On December 1, 1999, the company acquired substantially all of the operating assets of Wright Brand Foods, Inc. ("WBF"), a Vernon, Texas based processor of high quality bacon products, for $116.5 million, which included liabilities assumed of $8.7 million. The excess of the purchase price over the fair value of the net assets acquired of $59.9 million was recognized as goodwill.

         All of the consideration for the above acquisitions was in cash and all were accounted for by the purchase method of accounting. Accordingly, the accompanying consolidated statements of operations include the results from the respective dates of each acquisition. Goodwill under these acquisitions is being amortized on a straight-line basis over forty years. In addition, the company identified and recorded $25 million in other intangible assets, primarily registered trademarks, associated with the acquisitions. These other intangible assets are being amortized over their useful lives, generally ten to twenty years.

         The following pro forma financial information assumes the above businesses were acquired at the beginning of 1998. These results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the assets been acquired at the beginning of 1998, or of the results which may occur in the future. The pro forma results do not include TAVI's discontinued fresh pork operation which IBP did not purchase. However, the pro forma results do include significant TAVI nonrecurring charges related to goodwill and asset impairments, Russian credit losses, product recalls and bankruptcy-related legal and financing expenses.


                                                               Fiscal Year Ended
                                                     -------------------------------------
                                                        Restated              Restated
                                                        Dec. 25,              Dec. 26,
                                                          1999                  1998
                                                     -------------------------------------
                                                                 (unaudited)
         Net sales                                    $15,565,597           $14,636,273
         Earnings from operations                         525,922               424,671
         Earnings before extraordinary item               261,663               211,915
         Net earnings                                     261,663               197,100
         Earnings per diluted share:
          Earnings before extraordinary item          $      2.43           $      1.99
          Net earnings                                       2.43                  1.85


         Corporate Brand Foods America
         -----------------------------

         On February 7, 2000, the company acquired Corporate Brand Foods America, Inc. ("CBFA"), a privately held processor and marketer of meat and poultry products for the retail and foodservice markets. In the transaction, accounted for as a pooling of interests, IBP issued 14.4 million common shares for all of the outstanding stock of CBFA. The company also assumed $316 million of CBFA's debt and $28 million of preferred stock obligations.

         IBP had product sales to CBFA in IBP's fiscal years ended December 25, 1999 and December 26, 1998, totaling $65 million and $53 million, respectively. The effects of conforming CBFA's accounting policies to those of IBP were not material.

         Prior to the merger, CBFA's fiscal year ended on the Sunday closest to the last day of February. The following information presents certain statement of earnings data for the separate companies preceding the merger, based on fiscal year periods that coincide with the company's fiscal years:

                                                  Fiscal Year
                                         ------------------------------
                                           Restated        Restated
                                             1999            1998
                                         ------------------------------

         Net sales:
         IBP, as previously reported     $14,551,549     $12,848,635
         Intercompany sales to CBFA          (64,804)        (52,782)
                                          ----------      ----------

         Net IBP sales                   $14,486,745     $12,795,853
         CBFA                                634,944         480,855
                                          ----------      ----------
                                         $15,121,689     $13,734,773
                                          ==========      ==========

         Net earnings:
         IBP                             $   314,464     $   180,184
         CBFA                                  3,403           2,968
                                          ----------      ----------
                                         $   317,867     $   183,152
                                          ==========      ==========
M. BUSINESS SEGMENTS:
   ------------------

         Segment information has been prepared in accordance with FASB Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information." Performance of the segments is evaluated on earnings from operations.

         The Beef Carcass segment is involved in the slaughter of live fed cattle, reducing them to dressed carcasses and allied products for sales to further processors. At least 87% of Beef Carcass sales were to other IBP segments, chiefly to Beef Processing in 2000, 1999 and 1998. The Beef Carcass segment also markets its allied products to manufacturers of pharmaceuticals and animal feeds.

         The Beef Processing segment is primarily involved in fabrication of dressed beef carcasses into primals and sub-primal meat cuts.

         The Pork segment is involved in hog slaughter and fabrication and related allied product processing activities.

         The Beef Processing and Pork segments market their products to food retailers, distributors, wholesalers, restaurants and hotel chains and other food processors in domestic and international markets. The Pork segment also sells allied products to pharmaceutical and animal feeds manufacturers.

         The Foodbrands America segment consists of several IBP subsidiaries, principally Foodbrands America, Inc., The Bruss Company, and IBP Foods, Inc. The Foodbrands America group produces, markets and distributes a variety of frozen and refrigerated products to the "away from home" food preparation market, including pizza toppings and crusts, value-added pork-based products, ethnic specialty foods, appetizers, soups, sauces and side dishes as well as deli meats and processed beef, pork and poultry products. The Foodbrands America segment also produces portion-controlled premium beef and pork products for sale to restaurants and foodservice customers in domestic and international markets.

         The All Other segment includes several businesses that do not constitute reportable business segments. These businesses primarily include the company's logistics operations, its Lakeside Farm Industries, Ltd. subsidiary (Canadian beef slaughter and fabrication operation and cattle feedlot), its cow boning operations, its hide curing and tanning operations, and its newly formed Fresh Meats Case Ready operations.

         Corporate includes various unallocated corporate items not attributable to the company's operating segments. The principal items in this caption are unallocated goodwill amortization and variable stock options expense (credits).

         Intersegment sales have been recorded at amounts approximating market. Earnings from operations are comprised of net sales less all identifiable operating expenses, allocated corporate selling, general and administrative expenses, and goodwill amortization. Allocable corporate costs are allocated generally based on sales. Net interest expense and income taxes have been excluded from segment operations.

         The Foodbrands America segment's earnings from operations for 2000 were impacted by $108 million in non-recurring charges: $31 million in merger-related expenses; an $11 million bad debt expense; and $66 million in asset impairment charges.

                                                                  Restated                Restated
NET SALES                                  2000                     1999                    1998
                                       ------------             ------------            ------------
Sales to unaffiliated customers:
 Beef Carcass                          $  1,146,790             $  1,000,728            $  1,017,470
 Beef Processing                          8,157,245                7,641,552               7,133,083
 Pork                                     2,371,725                2,177,513               2,208,473
 Foodbrands America                       3,264,326                2,503,942               1,742,158
 All Other                                2,009,522                1,797,954               1,633,589
                                       ------------             ------------            ------------
                                       $ 16,949,608             $ 15,121,689            $ 13,734,773
                                       ============             ============            ============

Intersegment sales:
 Beef Carcass                          $  7,986,737             $  7,293,431            $  6,942,784
 Beef Processing                            297,112                  266,348                 249,635
 Pork                                       540,100                  360,030                 248,884
 All Other                                  468,283                  472,961                 474,270
 Intersegment elimination                (9,292,232)              (8,392,770)             (7,915,573)
                                       ------------             ------------            ------------
                                       $          -             $          -            $          -
                                       ============             ============            ============

Net sales:
 Beef Carcass                          $  9,133,527             $  8,294,159            $  7,960,254
 Beef Processing                          8,454,357                7,907,900               7,382,718
 Pork                                     2,911,825                2,537,543               2,457,357
 Foodbrands America                       3,264,326                2,503,942               1,742,158
 All Other                                2,477,805                2,270,914               2,107,859
 Intersegment elimination                (9,292,232)              (8,392,769)             (7,915,573)
                                       ------------             ------------            ------------
                                       $ 16,949,608             $ 15,121,689            $ 13,734,773
                                       ============             ============            ============

EARNINGS FROM OPERATIONS
 Beef Carcass                          $    142,283             $     91,513            $    124,322
 Beef Processing                            108,150                  163,656                   1,651
 Pork                                        69,603                  151,689                 119,838
 Foodbrands America                         (60,169)                 102,370                  98,708
 All Other                                  112,639                   46,730                  72,536
                                       ------------             ------------            ------------
   Earnings from segments                   372,506                  555,958                 417,055
 Corporate                                  (25,624)                  (1,362)                (35,085)
                                       ------------             ------------            ------------
 Total earnings from operations             346,882                  554,596                 381,970

 Net interest expense                       (88,258)                 (67,816)                (57,571)
                                       ------------             ------------            ------------
 Earnings before income taxes
  and extraordinary item               $    258,624             $    486,780            $    324,399
                                       ============             ============            ============

ACCOUNTS RECEIVABLE

 Beef Carcass                          $     50,075             $     53,958            $     44,554
 Beef Processing                            174,865                  267,216                 224,409
 Pork                                       114,933                  178,640                 115,150
 Foodbrands America                         192,191                  203,089                 120,150
 All Other                                   99,791                  101,272                 103,373
                                       ------------             ------------            ------------
  Accounts receivable from                  631,855                  804,175                 607,636
  segments
 Corporate                                   41,630                   45,504                  27,579
                                       ------------             ------------            ------------
                                       $    673,485             $    849,679            $    635,215
                                       ============             ============            ============

GEOGRAPHIC LOCATION OF PROPERTY,
 PLANT AND LONG-LIVED EQUIPMENT, NET                            Restated       Restated
                                                    2000          1999           1998
                                                 -----------   -----------   -----------
 United States                                   $ 1,552,427   $ 1,280,386   $ 1,081,234
 Canada                                               78,347        82,379        76,938
                                                 -----------   -----------   -----------
                                                 $ 1,630,774   $ 1,362,765   $ 1,158,172
                                                 ===========   ===========   ===========

ADDITIONS TO PROPERTY, PLANT
 AND EQUIPMENT, INCLUDING
 ACQUISITIONS

 Beef Carcass                                    $    24,832   $    28,110   $    18,290
 Beef Processing                                      54,923        18,254         6,990
 Pork                                                 16,060        16,199        30,676
 Foodbrands America                                  184,015       604,270       248,351
 All Other                                           160,177        46,368        65,372
                                                 -----------   -----------   -----------
                                                 $   440,007   $   713,201   $   369,679
                                                 ===========   ===========   ===========

DEPRECIATION AND AMORTIZATION
 Of fixed assets:

  Beef Carcass                                   $    18,549   $    17,157   $    16,846
  Beef Processing                                     16,576        14,399        14,084
  Pork                                                18,676        19,551        18,779
  Foodbrands America                                  65,703        51,291        37,544
  All Other                                           25,872        21,831        21,706
                                                 -----------   -----------   -----------
    Total of segments                                145,376       124,229       108,959
  Corporate                                            1,340         1,286         1,290
                                                 -----------   -----------   -----------
 Total                                           $   146,716   $   125,515   $   110,249
                                                 ===========   ===========   ===========
 Of intangible assets:
  Foodbrands America                             $    26,798   $    22,606   $    16,629
  All Other                                            1,086           997         3,362
                                                 -----------   -----------   -----------
    Total of segments                                 27,884        23,603        19,991
 Corporate                                             7,560         7,560         8,933
                                                 -----------   -----------   -----------
 Total                                           $    35,444   $    31,163   $    28,924
                                                 ===========   ===========   ===========

NET SALES BY GEOGRAPHIC LOCATION OF CUSTOMERS


 United States                                   $14,345,182   $12,846,936   $11,724,073
 Japan                                             1,028,222       898,464       840,219
 Canada                                              566,792       512,685       424,057
 Korea                                               295,660       237,492       142,863
 Mexico                                              266,804       206,994       187,048
 Other foreign countries                             446,948       419,118       416,513
                                                 -----------   -----------   -----------
                                                 $16,949,608   $15,121,689   $13,734,773
                                                 ===========   ===========   ===========

N.      COMMITMENTS:
        -----------

        The company leases various facilities and equipment under noncancelable operating lease arrangements that expire at various dates through the year 2014. The company's rental expense for all operating leases was (in millions) $39.4; $27.0; and $23.9 for fiscal years 2000, 1999 and 1998. Future minimum lease payments under noncancelable operating leases with lease terms in excess of one year at December 30, 2000 are as follows:

                                      Minimum
                                       Lease        Sublease
                                      Payments       Rentals         Net
                                     -----------    ----------   ------------
      2001                             $20,733       $   862       $19,871
      2002                              14,081           863        13,218
      2003                              11,465           862        10,603
      2004                               7,462           863         6,599
      2005                               5,994           862         5,132
      Thereafter                        31,962         1,437        30,525
                                       -------       -------       -------
      Total                            $91,697       $ 5,749       $85,948
                                       =======       =======       =======



         The company had livestock and other purchase commitments, letters of credit, and other commitments and guarantees at December 30, 2000 aggregating approximately $460 million. Livestock purchase commitments were at a market or market-derived price at the time of delivery or were fully hedged if the price was determined at an earlier date.

         In addition to the livestock purchase commitments above, the company is committed to purchase approximately 25 million market hogs between 2001 and 2009 at market-derived prices under various contracts with producers. Contractual commitments for the next five years average approximately 5 million hogs annually, which represents approximately 21% of IBP's current annual production capacity.

O.       CONTINGENCIES:
         -------------

         IBP is involved in numerous disputes incident to the ordinary course of its business. While the outcome of any litigation is not predictable with certainty, or subject to the company's control, management believes that any liability for which provision has not been made relative to the various lawsuits, claims and administrative proceedings pending against IBP, including those described below, is not likely to have a material adverse effect on its future consolidated results of operations, financial position or liquidity.

         In July 1996, a lawsuit was filed against IBP by certain cattle producers in the U.S. District Court, Middle District of Alabama, seeking certification of a class of all cattle producers. The complaint alleges that IBP has used its market power and alleged "captive supply" agreements to reduce the prices paid to producers for cattle. Plaintiffs have disclosed that, in addition to declaratory relief, they seek actual and punitive damages. The original motion for class certification was denied by the District Court; plaintiffs then amended their motion, defining a narrower class consisting of only those cattle producers who sold cattle directly to IBP from 1994 through the date of certification. The District Court approved this narrower class in April 1999. The 11th Circuit Court of Appeals reversed the District Court decision to certify a class, on the basis that there were inherent conflicts amongst class members preventing the named plaintiffs from providing adequate representation to the class. The plaintiffs then filed pleadings seeking to certify an amended class. The Court denied the plaintiffs' motion on October 17, 2000. Plaintiffs have sought reconsideration of the judge's denial or, in the alternative, to certify a new class. This motion, as well as the company's motions for summary judgment on both liabilities and damages, is now pending. Management continues to believe that the company has acted properly and lawfully in its dealings with cattle producers.

     On January 12, 2000, The United States Department of Justice ("DOJ"), on behalf of the Environmental Protection Agency ("EPA"), filed a lawsuit against IBP in U.S. District Court for the District of Nebraska, alleging violations of various environmental laws at IBP's Dakota City facility. This action alleges, among other things, violations of: (1) the Clean Air Act; (2) the Clean Water Act; (3) the Resource, Conservation and Recovery Act; (4) the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"); and (5) the Emergency Planning and Community Right to Know Act ("EPCRA"). This action seeks injunctive relief to remedy alleged violations and damages of $25,000 per violation per day for alleged violations which occurred prior to January 30, 1997, and $27,500 per violation per day for alleged violations after that date. The Complaint alleges that some violations began to occur as early as 1989, although the great majority of the violations are alleged to have occurred much later, and continue into the present. The company determined to reserve $3.5 million during 1999 for the claims raised in this lawsuit based upon the evaluation of a confidential settlement demand received from the DOJ, and review and evaluation of the resolution of comparable claims, in light of the company's assessment of the facts as known to the company in light of the legal theories advanced by the DOJ. On the same basis, the company believes the range of exposure is between $3.5 million and $15.9 million, though is unable to predict with accuracy the ultimate resolution in this matter due to risks and uncertainties that make such an evaluation difficult at this time. The company believes it has meritorious defenses on each of these allegations and intends to aggressively defend these claims.

     On May 19, 2000, IBP signed a Partial Consent Decree with the EPA that makes environmental improvements that were already underway at IBP's Dakota City, Nebraska facility federally enforceable. Although this Partial Consent Decree does not purport to resolve all of the allegations in the Complaint, if EPA were to prevail in court on certain of its factual allegations, these improvements may satisfy part of the injunctive relief sought by EPA under the Complaint. EPA has acknowledged that final injunctive relief under CAA claims may incorporate some or all of the work agreed to under the Partial Consent Decree.

     In February 2000, several lawsuits were filed against IBP by certain shareholders in the United States District Court for the District of Nebraska seeking to certify a class of all persons who purchased IBP stock between March 25, 1999 and January 12, 2000. The complaints, seeking unspecified damages, allege that IBP violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 thereunder, and claims IBP issued materially false statements about the company's compliance with environmental laws in order to inflate the company's stock price. The lawsuits have been consolidated and the Court has appointed three lead plaintiffs and has appointed lead and liaison counsel. An amended consolidated complaint with respect to all the actions was filed, and the company prepared and filed a motion to dismiss this complaint. On February 14, 2001, lead plaintiffs filed a motion for leave to amend the amended consolidated complaint to add additional claims on behalf of all persons who purchased IBP stock between March 25, 1999 to January 25, 2001. The proposed new claims allege that IBP violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and rule 10b-5 thereunder, and claims IBP issued materially false statements about the company's financial results in order to inflate the company's stock price. The company has filed its opposition to plaintiffs' motion for leave to amend. Management believes it has accurately reported the company's compliance with environmental laws, and the company intends to vigorously contest these claims.

     On January 15, 1997, the Illinois EPA brought suit against IBP at its Joslin, Illinois facility alleging that IBP's operations at its Joslin, Illinois facility are violating the "odor nuisance" regulations enacted in the State of Illinois. IBP has already commenced additional improvements at its Joslin facility to further reduce odors from this operation, but denies Illinois EPA's contention that such conditions amount to a "nuisance". IBP is in the midst of discussions aimed at a complete resolution of these issues, and reports this issue solely because of a recent determination that the penalties have the potential to exceed $100,000.

     In October 2000, fourteen lawsuits were filed against IBP by certain shareholders in Delaware, seeking to certify a class of all IBP shareholders (the "Delaware Litigation"). The complaints allege IBP's directors breached their fiduciary duties to IBP shareholders by approving the January 1, 2001 merger agreement with Tyson, which, plaintiffs alleged, would result in a coercive front-end loaded, two-tier acquisition of IBP by Tyson. The plaintiffs further alleged IBP viewed Tyson as the preferred suitor to Smithfield given the alleged antagonism between Mr. Peterson and Smithfield's CEO, Joseph Luter. Plaintiffs seek to certify a class action, injunctive relief against consummation of the Tyson transaction, and in the event the Tyson acquisition is consummated, damages and costs and disbursements, including reasonable attorneys fees. A motion to dismiss this complaint was filed on February 21, 2001. In addition, two separate suits, containing the same general allegations, were filed in the District Court for South Dakota. The first of these suits, filed November 8, 2000, alleged that IBP's directors breached their fiduciary duties by entering into the Rawhide Agreement, in their own personal interests, and that the Rawhide Agreement created barriers to competing bidders. This case was stayed pending resolution of the Delaware Litigation. A second suit, filed January 11, 2001, alleged IBP's directors caused IBP to file a false and misleading 14D-9 in response to Tyson's cash tender offer. The suit seeks a declaration that IBP's 14D-9 is false and misleading, an order directing IBP's directors to exercise their fiduciary duties to obtain a transaction in IBP's best interests, and compensatory damages of not less than $442 million and punitive actions. A motion to stay pending resolution of the Delaware Litigation has been filed and is pending.

     Between January and March 2001, a number of lawsuits were filed by certain shareholders in the United States District Court for the District of South Dakota seeking to certify a class of all persons who purchased IBP stock between February 7, 2000 and January 25, 2001. The complaints, seeking unspecified damages, allege that IBP violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 thereunder, and claims IBP issued materially false statements about the company's financial results in order to inflate the company's stock price. The company is currently preparing its responses to these lawsuits. Management believes that these claims are without merit and the company intends to vigorously contest these claims.

P.   QUARTERLY FINANCIAL DATA (UNAUDITED):
     ------------------------------------
     Quarterly results are summarized as follows:

                                       Restated          Restated       Restated
                                         First            Second          Third         Fourth
 2000                                   Quarter          Quarter         Quarter       Quarter        Annual
                                    --------------    --------------  ------------   -----------   -----------
 Net sales                           $ 3,955,391       $4,268,866      $4,314,435    $4,410,916    $16,949,608
 Gross profit                            235,312          248,104         290,767       262,161      1,036,344
 Earnings before accounting
  change and extraordinary item           33,736           46,442          78,728        (6,253)       152,653
 Net earnings/(loss)                      16,270           46,442          78,728        (6,253)       135,187
 Earnings per share:
  Earnings before accounting
   change and extraordinary item             .29              .44             .75          (.06)          1.41
  Net earnings/(loss)                        .13              .44             .75          (.06)          1.25
 Earnings per diluted share:
  Earnings before accounting
   change and extraordinary item             .29              .43             .74          (.06)          1.40
  Net earnings/(loss)                        .13              .43             .74          (.06)          1.24
 Dividends per share                        .025             .025            .025          .025            .10
 Market price:
  High                                    18 3/8           18 7/8        17 15/16      26 15/16       26 15/16
  Low                                         11          13 3/16              14        17 1/4             11

     The pro forma net earnings for the first quarter, assuming retroactive adoption of SAB 101 accounting change would be $18,699 or $0.15 per share and $0.15 per diluted share.

     The above quarterly data for the first three quarters of 2000 has been restated to reflect adjustments described in Note R and includes adoption of the guidance in SAB 101 for the change in accounting for revenue recognition as described in Note S and for the reclassification of freight expense as described in Note A. The following quantifies the adjustments made to increase (decrease) the amounts originally reported to those presented above.

                                   Restated            Restated            Restated
                                    First               Second              Third
 2000                              Quarter             Quarter             Quarter
                                  ----------          ----------          ----------
 DFG

 Gross profit                     $   (2,344)         $   (8,399)         $      345
 Net earnings                         (2,111)            (10,023)              1,312
 Earnings per share                     (.02)               (.09)                .01
 Earnings per diluted
   share                                (.02)               (.10)                .01

 STOCK OPTIONS

 Net earnings                     $    2,595          $   (1,174)         $   (1,693)
 Earnings per share                      .02                (.01)               (.01)
 Earnings per diluted
   share                                 .02                (.01)               (.01)

 REVENUE RECOGNITION

 Net sales                        $  (52,853)         $  (25,763)         $   23,183
 Gross profit                         (2,323)             (1,498)              1,008
 Net earnings/(loss)                  (3,892)               (879)                676
 Earnings per share                     (.03)               (.01)               (.01)
 Earnings per diluted                   (.03)               (.01)               (.01)
   share

 FREIGHT RECLASSIFICATION

 Net sales                           126,207             129,099             136,989


                                   Restated            Restated            Restated           Restated
                                    First               Second              Third              Fourth            Restated
 1999                              Quarter             Quarter             Quarter            Quarter             Annual
                                  ----------          ----------          ----------         ----------         -----------
 Net sales                        $3,325,183          $3,738,539          $3,922,042         $4,135,925         $15,121,689
 Gross profit                        205,018             230,137             290,029            269,886             995,070
 Net earnings                         66,021              65,241             110,017             76,588             317,867
 Earnings per share                      .68                 .67                1.13                .79                3.26
 Earnings per diluted
  share                                  .62                 .61                1.03                .71                2.96
 Dividends per share                    .025                .025                .025               .025                 .10
 Market price:
  High                               29 3/16              23 1/8              25 3/4                 25             29 3/16
  Low                                 19 3/8              16 3/4                  22             17 3/4              16 3/4
 Pro forma net
  earnings assuming
  retroactive
  adoption of SAB 101
  accounting change                   64,960              64,562             109,891             77,709             317,122
 Pro forma earnings
  per share                             0.67                0.66                1.13               0.80                3.25
 Pro forma earnings
  per diluted share                     0.61                0.60                1.03               0.72                2.95

      The above quarterly data has been restated to reflect adjustments described in Note R and for the reclassification of freight expense as described in Note A. The following quantifies the adjustments made to increase (decrease) the amounts originally reported to those presented above.

                                Restated       Restated       Restated     Restated
                                  First         Second          Third       Fourth       Restated
 1999                            Quarter        Quarter        Quarter     Quarter        Annual
 DFG                        ----------------------------------------------------------------------

Gross profit                        --            --             --    $    (8,658)   $    (8,658)
Net earnings                        --            --             --         (9,621)        (9,621)
Earnings per share                  --            --             --           (.10)          (.10)
Earnings per diluted
  share                             --            --             --           (.09)          (.09)

STOCK OPTIONS

Net earnings               $     9,419   $    (2,532)   $      (377)   $     4,316    $    10,824
Earnings per share                 .10          (.03)         (0.01)           .04            .11
Earnings per diluted
  Share                            .09          (.02)          0.00            .04            .11

FREIGHT RECLASSIFICATION

Net sales                  $   114,010   $   122,427    $   123,356    $   133,326    $   493,119

     Q.   CAPITAL STOCK:
          -------------

          REDEEMABLE STOCK:

     All redeemable stock was related to issuances by CBFA prior to the merger in 2000, which was accounted for as a pooling of interests.

                                                       December 30, December 25,
                                                          2000          1999
                                                        --------      --------
REDEEMABLE STOCK:

Series A Preferred Stock, $0.001 par value, 25,000
 shares authorized, -0- and 5,053 shares
 outstanding, redemption amount: $-0- and $5.1 million   $    --       $ 4,820
Series B Preferred Stock, $0.001 par value, 25,000
 shares authorized, -0- and 18,243 shares
 outstanding, redemption amount: $-0- and $18.5 million       --        16,964
Series C Preferred Stock, $0.001 par value, 25,000
 shares authorized, -0- and 4,891 shares
 outstanding, redemption amount: $-0- and $5.0 million        --         4,161
Class B Common Stock, $0.001 par value, 12.2
 million shares authorized, -0- and 6.5
 million shares outstanding                                   --        12,542
Class B Common Stock Warrants, -0- and 3.3
 million warrants outstanding                                 --         6,077
                                                         -------       -------
                                                         $    --       $44,564
                                                         -------       -------

         Preferred Stock. The three series of preferred stock were designated as Series A Cumulative Mandatorily Redeemable Pay-In-Kind Preferred Stock (the "Series A Preferred Stock"), Series B Participating Preferred Stock (the "Series B Preferred Stock") and Series C cumulative Mandatorily Redeemable Stock (the "Series C Preferred Stock"). The holders of Series A and Series B Preferred Stock were entitled to receive annual dividends of

12% payable quarterly in arrears in additional shares of the applicable series of preferred stock. Such dividends were cumulative and accrued whether or not declared or earned. The holders of Series C Preferred Stock were entitled to receive annual dividends of 14% payable quarterly in arrears in additional shares of Series C Preferred Stock. Such dividends were cumulative and accrued whether or not declared or earned. There were no dividends in arrears for Series A, B or C preferred stock at year-end 1999. All three series of redeemable preferred stock were fully redeemed upon IBP's acquisition of CBFA on February 7, 2000, for $28.5 million.

     Class B Common Stock and Warrants. From time to time, the company issued Class B Common Stock and warrants to purchase shares of Class B Common Stock at $0.01 per share (the "Warrants"). In instances in which Warrants were issued in connection with other securities, proceeds from the issuance were allocated based on the respective fair values of the Warrants and the related securities. Warrants generally expired ten years from the date of grant. Upon a change of control (as defined in the Subordinated Note Agreements) or at any time on or after June 30, 2005, the holder of the Subordinated Notes has the right to require the Company to mandatorily redeem its Class B Common Stock and Warrants at an appraised value. Finally, upon termination of employment with the Company, holders of Class B Common Stock under the Company's 1997 Restricted Stock Plan (the "Restricted Stock Plan") (see additional discussion in Note G) have the right to require the Company to purchase such holders' Class B Common Stock at an appraised value. As a result of these mandatory redemption features (the "Put Features"), the Class B Common Stock and Warrants were classified in the accompanying consolidated balance sheets as redeemable stock.

     During the third quarter 2000, the participants of the Restriced Stock Plan voluntarily relinquished their rights to put the stock back to the company. Prior to the relinquishments, the plan was accounted for as a "variable plan" in accordance with APB Opinion #25 and classified as redeemable stock in the accompanying consolidated balance sheet. Following the relinquishments, the plan became a "fixed plan" and the redeemable stock was reclassified to equity and deferred compensation liability in the accompanying balance sheet.

                                                          Redeemable
                                                            Stock
                                                          ---------

          Balances, December 27, 1997                     $  17,627
            Dividends on preferred stock                      1,719
            Restricted stock expense                            700
            Accretion of redeemable stock                       322
            Redeemable stock issued                           9,524
                                                          ---------
          Balances, December 26, 1998                        29,892

            Accretion of redeemable stock                       356
            Restricted stock expense                          2,316
            Dividends on preferred stock                      2,418
            Redeemable stock issued                          10,000
            Redeemable stock repurchased                       (418)
                                                          ---------
          Balances, December 25, 1999                        44,564

                                                           Redeemable
                                                              Stock
                                                           (continued)
                                                           -----------

                      Accretion of redeemable stock             2,214
                      Restricted stock expense                 26,082
                      Dividends on preferred stock                352
                      Preferred stock redeemed                (28,512)
                      Redeemed in exchange for
                        common shares                         (14,877)
                      Transferred to Additional
                        paid-in capital                       (25,822)

                      Transferred to Non-current
                        deferred compensation                  (4,001)
                                                            ---------
                    Balances, December 30, 2000            $        -
                                                            =========

PREFERRED STOCK

     The Board of Directors is authorized to issue up to 25,000,000 shares of preferred stock at such time or times, in such series, with such designations, preferences, or other special rights, as it may determine.

R.   RESTATEMENTS:
     -------------

  DFG RESTATEMENTS:

     Following the third quarter 2000, the company identified $9.0 million in adjustments that were necessary related to inaccuracies at its DFG subsidiary, which were reflected in the company's reported results in its Quarterly Report on Form 10-Q for the period ended September 23, 2000. As a result of these inaccuracies, which were identified during the fourth quarter 2000, the company initiated a comprehensive internal review of operations, systems, processes and controls related to its DFG subsidiary. These reviews and other issues raised during the fourth quarter 2000 resulted in recording certain charges and adjustments, as discussed below, which resulted from irregularities and misstatements and impacted previously reported results for the year ended December 25, 1999 and each of the interim periods of 2000.

     The accompanying financial statements for 1999 have been restated to reflect $15.5 million of pre-tax adjustments, related principally to overstated prepaid expenses; inventory valued above net realizable value; uncollectible accounts receivable due to customer short payments, unauthorized deductions and subsequent allowances; and underaccrual of liabilities for inventory purchases, temporary labor costs, marketing, rebates and commissions at December 25, 1999. These adjustments resulted in an $8.7 million increase in previously reported cost of products sold and a $6.8 million increase in selling, general and administrative expenses. The related tax impact of these adjustments of $5.9 million has also been reflected. The impact of these adjustments reduced net earnings by $9.6 million and related basic and diluted earnings per share by $0.10 and $0.09, respectively, from amounts previously reported for fiscal 1999.

STOCK OPTIONS:

     The company's stock option plan grants officers additional bonus options if the original options are exercised. The original officer options are generally issued at market price at the date of the grant, vest over a five-year period and have a ten-year term. The bonus options are issued at market price at the date the bonus options are granted and are exercisable after two years, provided the shares acquired with the original options are still owned by the officer. As a result of the bonus options feature, variable plan accounting is appropriate for the options granted under these provisions. Compensation expense for the original options has been revised and is now recorded over the vesting period based on the difference between the market value and the exercise price at the end of each period. Compensation expense related to the bonus options is recorded based on the market value and the exercise prices over the vesting period from the date vesting becomes probable, to the date the bonus options are vested and exercisable. Prior to the restatement, the company followed fixed accounting for these options, treating the original grants and the bonus option grants as two separate grants. The restatement records the period and cumulative accrued compensation and related deferred tax impact, which increased (decreased) compensation expense by ($11,991) and $10,968 in 1999 and 1998, respectively, and adjusted income tax expense for the tax benefit associated with the expense. The change increased (decreased) net earnings by $10,824 and ($9,823) and net earnings per diluted share by $0.11 and ($0.09) in 1999 and 1998, respectively.

SEGMENTS:

     Note M has been restated for 1999 and 1998 to reflect a change in the segments from those previously reported. The company previously reported two segments, Fresh Meats and Foodbrands America. As a result of reconsidering the requirements of Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, the company has expanded the number of segments disclosed.

CASH FLOW STATEMENTS:

     The statements of cash flows have also been restated for 1999 and 1998 to reflect the impact of the DFG misstatements and to reclassify the change in the company's checks in process of clearance to cash flows from operations rather than from financing activities. The restated cash flows also provide more detail of certain cash transactions that were previously reported on a combined basis.

     The following tables present the impact of the above restatements related to the balance sheets, statements of earnings, and statements of cash flows:

CONSOLIDATED BALANCE SHEET
December 25, 1999                      As
                                   Previously                      Stock               As
                                    Reported           DFG        Options           Restated
                                 -------------------------------------------------------------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents        $    33,294       $    (429)     $    -         $    32,865
Accounts receivable                  853,234          (3,555)          -             849,679
Inventories                          619,977          (4,785)          -             615,192
Deferred income tax benefits          60,820           2,606           -              63,426
Prepaid expenses                      21,138          (1,572)          -              19,566
  TOTAL CURRENT ASSETS             1,588,463          (7,735)          -           1,580,728
    TOTAL ASSETS                   4,151,292          (7,735)          -           4,143,557

CONSOLIDATED BALANCE SHEET
December 25, 1999                 As
(continued)                    Previously                     Stock           As
                                Reported         DFG         Options       Restated
                             -------------------------------------------------------
LIABILITIES, REDEEMABLE
 STOCK AND
  STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued
 expenses                      $  731,066   $    5,176    $       --    $  736,242
Federal and state
 income taxes                     138,910       (3,290)           --       135,620
  TOTAL CURRENT LIABILITIES     1,430,831        1,886            --     1,432,717
Deferred income taxes               8,762           --          (396)        8,366
Other                             160,172           --         7,394       167,566
                                  168,934           --         6,998       175,932
STOCKHOLDERS' EQUITY:
Retained earnings               1,375,590       (9,621)       (6,998)    1,358,971
   TOTAL LIABILITIES,
    REDEEMABLE STOCK and
     STOCKHOLDERS' EQUITY       4,151,292       (7,735)           --     4,143,557


CONSOLIDATED STATEMENT OF EARNINGS
52 Weeks Ended December 25, 1999

                                     As
                                 Previously                         Stock          As
                                  Reported            DFG          Options      Restated
                              -------------------------------------------------------------
Cost of products sold          $14,117,961 (1)   $     8,658    $         -    $14,126,619
Selling, general and
  administrative expenses          445,606             6,859        (11,991)       440,474
Earnings from operations           558,122           (15,517)        11,991        554,596
Income taxes                       173,642            (5,896)         1,167        168,913
Net earnings                       316,664            (9,621)        10,824        317,867

Earnings per share - Basic     $      3.25       $     (0.10)   $      0.11    $      3.26
Earnings per share - Diluted          2.94             (0.09)          0.11           2.96


(1) Includes reclassification of $486,653 of freight charges that were previously classified as a reduction of net sales

CONSOLIDATED STATEMENT OF EARNINGS
52 Weeks Ended December 26, 1998

                                                     As
                                                 Previously                                Stock                 As
                                                  Reported              DFG              Options             Restated
                                                 ---------------------------------------------------------------------
Selling, general and
  administrative expenses                       $  344,596           $    -            $   10,968          $   355,564
Earnings from operations                           392,938                -               (10,968)             381,970
Income taxes                                       127,577                -                (1,145)             126,432
Net earnings                                       192,975                -                (9,823)             183,152

PER SHARE DATA:
 Earnings per share:
  Earnings before
   extraordinary item                           $     2.13           $    -            $    (0.11)         $      2.02
  Extraordinary loss                                 (0.16)               -                  0.01                (0.15)
  Net earnings                                        1.97                -                 (0.10)                1.87

Earnings per share - assuming dilution:
 Earnings before
  extraordinary item                            $     1.95           $    -            $    (0.09)         $      1.86
 Extraordinary loss                                  (0.14)               -                     -                (0.14)
 Net earnings                                         1.81                -                 (0.09)                1.72

CONSOLIDATED STATEMENT OF CASH FLOWS
52 Weeks Ended
December 25, 1999

                                                                                        Reclass
                                                     As                                Checks in
                                                  Previously                           Process of              As
                                                   Reported            DFG              Clearance           Restated
                                                ----------------------------------------------------------------------

                                                                          Inflows (outflows)
Net cash flows provided by
  operating activities                          $  297,792           $ (429)           $   20,576          $    317,93
Net cash flows provided by
 (used in) financing
  activities                                       424,683                -               (20,576)             404,107
Net change in cash and cash
equivalents                                          4,465             (429)                    -                4,036
Cash at end of year                                 33,294             (429)                    -               32,865

52 Weeks Ended December 26, 1998

Net cash flows provided by
  operating activities                          $  371,433           $    -            $  (29,464)         $   341,969
Net cash flows provided by
  (used in) financing
   activities                                      (14,897)               -                29,464               14,567

S.   REVENUE RECOGNITION:
     -------------------

     Beginning in the first quarter 2000, the company changed its method of accounting for revenue recognition in accordance with Staff Accounting Bulletin
(SAB) No. 101, Revenue Recognition in Financial Statements. As a result of the guidance in SAB No. 101, the company will recognize revenue upon delivery to customers. Previously, the company had recognized revenue upon shipment to customers, in accordance with its interpretation of Statement of Financial Accounting Concepts No. 5, Revenue and Recognition in Measurement in Financial Statements of Business Enterprises. The cumulative effect of the change on prior years resulted in a charge to earnings of $2,429 (net of income taxes of $1,489) or $.02 per share, which is included in earnings for the year ended December 30, 2000. The effect of the change on the year ended December 30, 2000 was to decrease income before the cumulative effect of the accounting change by $2,035 or $0.02 per share. The pro forma amounts presented in the earnings statement were calculated assuming the accounting change was made retroactively to prior periods.

     For the 53 weeks ended December 30, 2000, the company recognized $63,311 in revenue that was included in the cumulative effect adjustment in the first quarter. The effect of that revenue in the twelve months ended December 30, 2000 was to increase net earnings by $2,429 (after reduction for income taxes of $1,489) during that period.

T.   ASSET IMPAIRMENTS:
     ------------------

     During the fourth quarter of 2000, the company recorded an additional pre-tax impairment charge to SG&A expense of $60,352 in the Foodbrands segment to reduce intangibles from $80,431 to $20,079 and thus, the carrying value of the investment in DFG Foods LLC. ("DFG"). Previously, the company recorded a pre-tax impairment charge of $5,763 in the second quarter of 2000 related to an earn-out payment to the previous owners that was made on the basis of what the company later concluded were misstated financial results.

     DFG represents the fully integrated operations of two separate acquisitions; one in October 1998 and one in June 1999 that produce prepared hors d'oeuvres, kosher foods, and food for airlines. Although DFG experienced increasing sales since acquisition through September 2000, the operating results reflect significant losses and negative cash flow (as restated) that are substantially attributable to irregularities, as well as mismanagement, at the DFG level. During the fourth quarter of 2000, DFG experienced an unexpected and precipitous decline in sales relative to both the prior year period and budget. These declines resulted from a decrease in orders from major customers combined with a substantial increase in sales and promotional discounts and demand for new product lines not materializing, which management does not believe is temporary. In addition, as part of the integration process, manufacturing operations were further automated to increase product safety, to generate economies of scale and to support substantially greater sales levels. Due to the sales shortfalls, these upgrades have contributed to an uncompetitive cost structure. As a result of declining demand and reduced market pricing for its products, combined with the current cost structure, operating losses and negative cash flow, management initiated an impairment review of the carrying value of the investment in DFG. Since these acquired entities have been integrated into one operational, managerial, sales and marketing and accounting platform, it is not possible to separately identify cash flows of each of the acquired operations. Therefore, for impairment test purposes, DFG as a whole is considered the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets.

     The company intends to evaluate DFG's prospective operating performance over a two-year period. Unless the projected return on investment generated by DFG during this period can be improved beyond current projections, it is likely that DFG would be a divestiture candidate. Accordingly, management prepared an analysis of its best estimate of expected undiscounted cash flows. The estimated cash flows were based on management's evaluation of DFG's operations as well as the market niche it competes in for a two-year period with a termination value at the end of the second year. These estimated undiscounted cash flows were determined not to be adequate to support the carrying value of the investment; therefore, an impairment charge was warranted. The impairment charge was based on a third-party appraisal of the current fair value of the DFG business as an ongoing, stand-alone entity.

     The company is working diligently to turn around the DFG operation. New management has been recruited to operate DFG and appropriate infrastructure is being put in place to support the business. Senior management and DFG management are reviewing the operations to determine how to lower costs and develop a profitable sales volume and mix. However, if this operation does not show significant improvement, IBP will exit from this business.

     During 1999, the company wrote down $30 million of impaired long-lived assets, including $15 million in the fourth quarter 1999. These write-downs, which were classified in cost of products sold, were primarily attributable to the company's decision to exit its cow boning business.

U.   SUBSEQUENT EVENT:
     -----------------

     On January 1, 2001, the IBP board of directors authorized IBP to terminate the merger agreement with Rawhide Holdings Corporation ("Rawhide") and Rawhide Acquisition Corporation and enter into an Agreement and Plan of Merger, dated as of January 1, 2001 (the "Tyson Agreement") with Tyson Foods, Inc. ("Tyson"). On March 29, 2001, Tyson announced that it was "discontinuing" the Tyson Agreement. Tyson alleges they were inappropriately induced to enter the Tyson Agreement, due to the alleged failure to disclose comments received from the Securities and Exchange Commission ("SEC") contained in a December 29, 2000 letter from the SEC. This SEC letter, they claim, resulted in restatements of IBP's financials and filings. They further claim that based upon these facts, Tyson has a right to rescind the Tyson Agreement and seek compensation from IBP. In the event they are unable to rescind the Tyson Agreement, Tyson claims a right to terminate the Tyson Agreement pursuant to sections 11.01(f) and 12.01 of the Tyson Agreement. Tyson has filed a lawsuit against IBP with allegations consistent with the foregoing, seeking reimbursement of amounts advanced under the Tyson Agreement and other merger related expenses.

     Under the terms of the Agreement and Plan of Merger, dated as of October 1, 2000 (the "Rawhide Agreement"), by and among IBP, Rawhide and Rawhide Acquisition Corporation, IBP agreed to pay Rawhide a $59 million termination fee and reimburse Rawhide for up to $7.5 million of its documented out-of-pocket fees and expenses if the Rawhide Agreement were terminated under certain circumstances. IBP became obligated to pay such amounts to Rawhide when the IBP board of directors authorized IBP to terminate the Rawhide Agreement and enter into a merger agreement with Tyson.

     Pursuant to a letter from Tyson to IBP dated January 1, 2001, Tyson agreed to make the $66.5 million payment to Rawhide on IBP's behalf on January 2, 2001. Under the Tyson Agreement, by and among IBP, Tyson and Lasso Acquisition Corporation, IBP is obligated to reimburse Tyson for its $66.5 million payment (as well as pay Tyson a $15 million termination fee and reimburse it for $7.5 million of fees and expenses) only if one of the following occurs: (1) Tyson terminates the Tyson Agreement because (a) IBP's board of directors withdraws its recommendation of the merger with Tyson or recommends an alternative transaction or (b) IBP fails to call a shareholder meeting or mail a proxy statement to its shareholders within 20 days after the SEC declares effective the prospectus associated with the transaction; (2) IBP terminates the Tyson Agreement because the IBP board of directors authorized IBP to enter into a binding written agreement with another party concerning a transaction that is superior to the transaction with Tyson; or (3) the Tyson Agreement is terminated, i) by(a) Tyson, because of a material breach of the Tyson Agreement by IBP or (b) either Tyson or IBP, because either the merger is not consummated by May 31, 2001 or the IBP stockholders do not approve the Tyson Agreement at a duly held stockholders meeting, and ii) at the time of such termination with respect to either 3(i)(a) or (b), there is outstanding an offer by another party to enter into a transaction with IBP in which IBP shareholders would receive value in excess of $30.00 per share, and, iii) within six months of the termination of the Tyson Agreement described in 3(i)(a) or (b), IBP enters into an agreement for an alternative transaction.

     Management believes that Tyson does not have a valid basis to discontinue or terminate the Tyson Agreement between the two companies. However, management and its outside counsel have not had the opportunity to review and study in detail the allegations in this lawsuit. Therefore, it is not possible to predict the ultimate outcome of this dispute at this time.